INVESTMENT ADVISORY AGREEMENT

     Agreement, made as of this 1st day of November, 1991, among THE WINDSOR FUNDS, INC., a Maryland corporation (the "Company"), and TUKMAN CAPITAL MANAGEMENT, INC., a Delaware corporation ("Tukman").

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which offers shares of several diversified investment series, each having its own objective and policies; and

     WHEREAS, the Company desires to retain Tukman to render to that series of the Company known as "Windsor II" investment advisory services relating to certain assets of Windsor II which the Board of Directors of the Company determines to assign to Tukman, (referred to as the "Tukman Portfolio"), and Tukman is willing to render such services;

     NOW THEREFORE, this Agreement

                                  WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF TUKMAN. The Company hereby employs Tukman as investment adviser, on the terms and conditions set forth herein, for the assets of Windsor II which the Board of Directors determines to assign to Tukman. The Board of Directors may, from time to time, make additions to, and withdrawals from, the assets of Windsor II assigned to Tukman. Tukman accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF TUKMAN. The Company employs Tukman to manage the investment and reinvestment of the Windsor II assets assigned to Tukman, to continuously review, supervise and administer the investment program for such assets of Windsor II, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Company with records concerning the activities of Tukman which the Company is required to maintain, and to render regular reports to the Company's officers and Board of Directors concerning the discharge of the foregoing responsibilities. Tukman shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Company, and in compliance with the objectives, policies and limitations set forth in Windsor II's prospectus and applicable laws and regulations. Tukman agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. Tukman is authorized to select the brokers or dealers that will execute the purchases and sales of securities for that portion of the assets of Windsor II for which it serves as investment adviser, and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Company, Tukman may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Tukman determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall

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responsibilities  of Tukman with  respect to Windsor II. The  execution  of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Tukman will promptly communicate to the officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF TUKMAN. For the services to be rendered by Tukman as provided in this Agreement, Windsor II shall pay to Tukman at the end of each of the Company's fiscal quarters, a basic fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Tukman Portfolio for the quarter:

               .40% on the first $25 million of net assets;
               .35% on the next $125 million of net assets;
               .25% on the next $350 million of net assets;
               .20% onthe next $500 million of net assets:
               .15% on the net assets in excess of $1 billion.

     Effective with the quarter ending October 31, 1994, the basic fee paid to Tukman, as provided above, shall be increased or decreased by applying an incentive/penalty fee adjustment based on the investment performance of the Tukman Portfolio relative to the investment record of the Standard and Poor's 500 Composite Stock Price Index ("S&P 500"). Such incentive/penalty fee adjustment provides for: (i) a 50% increase or decrease in the basic advisory fee if the investment performance of the Tukman Portfolio for the 36 months preceding the end of the quarter is 12 percentage points or more above or below, respectively, the investment record of the S&P 500 for the same period; or (ii) a 25% increase or decrease in the basic advisory fee if the investment performance of the Tukman Portfolio for such 36 months is 6 or more but less than 12 percentage points above or below, respectively, the investment record of the S&P 500 for the same period.

     Until the quarter ending October 31, 1994, the incentive/penalty fee adjustment for Tukman shall be calculated in accordance with the following transition rules:

     (a) NOVEMBER 1, 1991 THROUGH JULY 31, 1992. For the quarters ending on or prior to July 31, 1992, the incentive/penalty fee adjustment will not be operable. The advisory fee payable by the Fund shall be the basic fee, calculated as described above.

     (b) AUGUST 1, 1992 THROUGH OCTOBER 31, 1994. Beginning with the quarter ending October 31, 1992, the incentive/penalty fee adjustment shall be computed based upon a comparison of the investment performance of the Tukman Portfolio and that of the S&P 500 over the number of months that have elapsed between November 1, 1991 and the end of the quarter for the which the fee is computed. The number of percentage points by which the investment performance of the Tukman Portfolio must exceed or fall below the investment record of the S&P 500 shall increase proportionately from 4 and 2, respectively, for the 12 months ending October 31, 1992, to 12 and 6, respectively, for the 36 months ending October 31, 1994.

     The investment performance of the Tukman Portfolio, for any period, expressed as a percentage of the "Tukman Portfolio Unit Value" at the beginning of such period, will be the sum of: (i) the change in the Tukman Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Tukman Portfolio's net investment income and realized net capital gains (whether long-term or

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short-term)  having an ex-dividend date occurring within such period;  and (iii)
the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains realized from the Tukman Portfolio.

     The "Tukman Portfolio Unit Value" will be determined by dividing the total net assets of the Tukman Portfolio by a given number of units. On the initial date of the agreement, the number of units in the Tukman Portfolio will equal the total shares outstanding of the Fund. After such initial date, as assets are added to or withdrawn from the Tukman Portfolio, the number of units of the Tukman Portfolio will be adjusted based on the unit value of the Tukman Portfolio on the day such changes are executed.

     The investment record of the S&P 500 will be calculated quarterly by (i) multiplying the total return for the quarter (change in market price plus dividends) of each stock included in the S&P 500 by its weightings in the S&P 500 at the beginning of the quarter, and (ii) adding the values discussed in
(i). For any period, therefore, the investment record of the S&P 500 will be the compounded quarterly returns of the S&P 500.

     For the purposes of determining the incentive/penalty fee adjustment, the net assets of the Tukman Portfolio will be averaged over the same period as the investment performance of the Tukman Portfolio and the investment record of the S&P 500 are computed.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Company and Tukman agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. STATUS OF TUKMAN. The services of Tukman to Windsor II are not to be deemed exclusive, and Tukman shall be free to render similar services to others so long as its services to Windsor II are not impaired thereby. Tukman shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or Windsor II in any or otherwise be deemed an agent of the Company or Windsor II.

     7. LIABILITY OF TUKMAN. No provision of this Agreement shall be deemed to protect Tukman against any liability to the Company or its shareholders to which it might otherwise be subject by reasons of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     8. DURATION AND TERMINATION. This Agreement shall become effective on November 1, 1991, and shall continue in effect until October 31,1993. The Agreement shall continue after October 31,1993, only so long as such continuance is approved at least annually by votes of the Company's Board of Directors, including the votes of a majority of the Directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of Windsor II; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of Windsor II.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Company or by vote of a majority of the outstanding

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voting  securities of Windsor II, on sixty days' written notice to Tukman,  (ii)
this Agreement shall automatically terminate in the event of its assignment, and
(iii) this Agreement may be terminated by Tukman on ninety days' written notice to the Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 8, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     9. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 1st day of November, 1991.

ATTEST:                                           THE WINDSOR FUNDS. INC.


___________________________                    By:______________________________
SECRETARY                                           PRESIDENT


ATTEST:                                           TUKMAN CAPITAL MANAGEMENT,INC.



___________________________                    By:______________________________
SECRETARY                                           PRESIDENT